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EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                                       OF
                           IMAGE SENSING SYSTEMS, INC.

         Pursuant to the provisions of Minnesota Statutes Section 302A.135, the following amendment to the Restated Articles of Incorporation of Image Sensing Systems, Inc., a Minnesota corporation, was approved and adopted:

         Section 1 of Article 3 of the Restated Articles of Incorporation of Image Sensing Systems, Inc. is hereby amended and restated in its entirety as follows:

                  The total number of shares of capital stock which the corporation is authorized to issue shall be 25,000,000 shares, consisting of 20,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). All shares of Common Stock of the Company outstanding as of the date of filing of these Restated Articles of Incorporation shall have a par value of $.01 per share.

         In addition, Article 1 of the Restated Articles is hereby restated in its entirety as follows, solely to correct a typographical error in the Restated
Articles:

                  The name of the corporation is Image Sensing Systems, Inc.

         I swear that the foregoing is true and accurate and that I have the authority to sign these Articles of Amendment on behalf of the Corporation.


Dated:  30 May, 2001


                                       IMAGE SENSING SYSTEMS, INC.

                                       By /s/ William L. Russell
                                          --------------------------------------
                                                William L. Russell
                                                Chairman & CEO